Exhibit 10.1

AMENDED AND RESTATED FARMLAND PARTNERS INC.

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 6, 2019 (the “Effective Date”), is entered into between Farmland Partners Inc., a Maryland corporation (the “Farmland”), and Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and, together with Farmland, the “Company”), each with its principal place of business at 4600 S. Syracuse Street, Suite 1450, Denver, CO 80237, and Erica Borenstein residing at the address on file with the Company (the “Employee”).

W I T N E S S E T H

WHEREAS, Company and Employee entered into that certain Employment Agreement dated March 9, 2018 (the “Original Agreement”);

WHEREAS, the Company and Employee now wish to amend and restate the Original Agreement as set forth herein, which shall supersede the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      POSITION AND DUTIES.

(a)                                 During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the General Counsel of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities as are required by the Employee’s position commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee as the Chief Executive Officer of the Company shall designate from time to time that are not inconsistent with the Employee’s position with the Company and that are consistent with the bylaws of the Company and the amended and restated agreement of limited partnership of the Operating Partnership as it may be further amended from time to time, including, but not limited to, managing the affairs of the Company.  The Employee’s principal place of employment with the Company shall be in Denver, Colorado, provided that the Employee understands and agrees that the Employee may be required to travel from time to time to other locations for business purposes. The Employee shall report directly to the Chief Executive Officer of the Company.

(b)                                 During the Employment Term, the Employee shall devote substantially all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s personal investments and/or personal business as necessary, so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2.                                EMPLOYMENT TERM.  The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing as of the Effective Date.  Commencing with the last day of the Initial Term, and on each subsequent anniversary of such date, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such anniversary date.  Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 7  hereof, subject to Section 8 hereof.  The period of time between the Effective Date and the end of the Initial Term and any successor terms (or earlier upon a  termination of the Employee’s employment hereunder) shall be referred to herein as the “Employment Term.” If the Employee’s employment continues following any expiration of the Employment Term due to either party giving notice not to extend this Agreement, such employment will be entirely “at-will,” and will not be covered by this Agreement (except for the applicable restrictive covenant provisions, which are intended to survive expiration of the Agreement in all cases).

3.                                      BASE SALARY.  The Company agrees to pay the Employee a base salary at an annual rate of not less than $175,000.00, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Employee’s Base Salary shall be subject to annual review by the Board of Directors of Farmland (the “Board”) (or a committee thereof), and may be adjusted from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.  The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.                                      ANNUAL BONUS.  During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based upon the attainment of one or more pre-established performance goals and/or such other criteria as may be established by the Board or the Compensation Committee in its sole discretion.

5.                                      EQUITY AWARDS.  The Employee shall be considered to receive equity and other long-term incentive awards (including long-term incentive units in the Operating Partnership) under any applicable plan adopted by the Company during the Employment Term.

6.                                      EMPLOYEE BENEFITS.

(a)                                 BENEFIT PLANS.  During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder.  The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)                                 VACATIONS.  During the Employment Term, the Employee shall be entitled to three weeks paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c)                                  BUSINESS AND ENTERTAINMENT EXPENSES.  Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable out-of-pocket business and entertainment expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

7.                                      TERMINATION.  The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)                                 DISABILITY.  Upon termination of Employee’s employment by the Company due to Employee’s Disability.  For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion.  The Company shall provide at least ten (10) days’ prior written notice of any termination due to Employee’s Disability.

(b)                                 DEATH.  Automatically upon the date of death of the Employee.

(c)                                  CAUSE.  Upon termination of Employee’s employment by the Company for Cause.  “Cause” shall mean:

(i)                                     Employee’s continued failure to substantially perform duties for reasons other than Disability, or gross negligence or willful misconduct in connection with the performance of the Employee’s duties to the Company;

(ii)                                  Employee’s conviction or plea of guilty or nolo contendere of a felony;

(iii)                               Employee’s conviction of any other criminal offense involving an act of dishonesty intended to result in substantial personal enrichment of Employee at the expense of the Company or an affiliate of the Company; or

(iv)                              Employee’s material breach of any Company policy or term of this Agreement or any other employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Employee and the Company or an affiliate of the Company.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until the Employee has been given written notice detailing the specific Cause event, an opportunity to appear before the full Board with legal counsel, and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board.  Notwithstanding anything to the contrary contained herein, the Employee’s right to cure and appear before the full Board with legal counsel as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Employee.  The Company shall provide the Employee with a written notice detailing the specific circumstances alleged to constitute Cause within ninety (90) days after the first occurrence of such circumstances (or, if later, the date the Company first becomes aware, or reasonably should have become aware, of such circumstances).  The failure by the Company to provide written notice in detail of the circumstances constituting “Cause” within the time period set forth in the preceding sentence shall result in the Company being deemed not to have terminated employment for Cause and to have irrevocably waived any claim of such circumstances constituting Cause under this Agreement.

(d)                                 WITHOUT CAUSE.  Upon termination by the Company of the Employee’s employment without Cause (other than for Disability).

(e)                                  GOOD REASON.  Upon termination by the Employee for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the following:

(i)                                     material diminution in the Employee’s Base Salary or the Employee’s Total Compensation is reduced to less than $250,000.00;

(ii)                                  material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(iii)                               the Company’s material breach of the terms of this Agreement.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances that the Employee knows or reasonably should have known to constitute Good Reason, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. The failure by the Employee to provide written notice in detail of the circumstances constituting “Good Reason” within the time period set forth in the preceding sentence shall result in the Employee being deemed not to have terminated employment for Good Reason and to have irrevocably waived any claim of such circumstances constituting Good Reason under this Agreement.

(f)                                   WITHOUT GOOD REASON.  Upon the Employee’s voluntary termination of employment without Good Reason.  The Employee shall provide at least thirty (30) days’ prior written notice of any termination without Good Reason. The Company may, in its sole discretion, make the termination effective earlier than the termination date set forth in the notice.

(g)                                  EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT.  Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

8.                                      CONSEQUENCES OF TERMINATION.

(a)                                 DEATH.  In the event that the Employee’s employment and the Employment Term end on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to a lump sum payment of the following within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law:

(i)                                     any unpaid Base Salary through the termination date;

(ii)                                  any Annual Bonus earned and accrued but unpaid;

(iii)                               any accrued but unused vacation time in accordance with Company policy; and

(iv)                              reimbursement for any unreimbursed business expenses incurred through the termination date (collectively, Sections 8(a)(i) through 8(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)                                 DISABILITY.  In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the following:

(i)                                     the Accrued Benefits; and

(ii)                                  subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) the Employee’s continued compliance with the obligations in Sections 10 and 11 hereof, Employee shall be reimbursed for the amount equal to the COBRA continuation coverage premiums paid by the Employee that is required for coverage of the Employee (or his eligible dependents) under the Company’s major medical group health plan, for a period of eighteen (18) months, or, if less, until the Employee or his eligible dependents are no longer entitled to such COBRA coverage (the “Continued Coverage Period”), provided, that if at any time the Company determines that its payment of Employee’s premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the premiums described above, the Company will instead pay a fully taxable monthly cash payment in an amount such that, after payment by Employee of all taxes on such payment, Employee retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Continued Coverage Period.

(c)                                  TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT.  If the

Employee’s employment and the Employment Term are terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits.

(d)                                 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON; OR TERMINATION AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT.  If the Employee’s employment and the Employment Term are terminated (x) by the Company other than for Cause (other than death or Disability) or by the Employee for Good Reason or (y) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof and Employee was willing and able to remain employed, the Company shall pay or provide the Employee with the following:

(i)                                     the Accrued Benefits;

(ii)                                  subject to the Employee’s continued compliance with the obligations in Sections 10 and 11 hereof, an amount equal to two (2) times the sum of (A) the Base Salary in effect on the termination date, (B) the average of the three (3) most recent Annual Bonuses earned by the Employee during her employment by the Company, or if Employee has served for less than three (3) years, the average of the Annual Bonuses received at the time of termination, (regardless of whether such amount was paid out on a current basis or deferred), plus (C) the average Equity Award Value (as defined below) of the three (3) most recent Annual Grants (as defined below) made to the Employee by the Company during her employment by the Company, paid  in full  in a lump sum within sixty (60) days after the Date of Termination, provided, however, to the extent required by Section 409A, if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payment shall be made in the second calendar year.

(iii)                               subject to (A) the Employee’s timely election of continuation coverage under COBRA and (B) the Employee’s continued compliance with the obligations in Sections 10 and 11 hereof, Employee shall be reimbursed for the amount equal to the COBRA continuation coverage premiums paid by the Employee that is required for coverage of the Employee (or his eligible dependents) under the Company’s major medical group health plan, for the Continued Coverage Period, provided, that if at any time the Company determines that its payment of Employee’s premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the premiums described above, the Company will instead pay a fully taxable monthly cash payment in an amount such that, after payment by Employee of all taxes on such payment, Employee retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Continued Coverage Period; and

(iv)                              all of the Employee’s equity-based awards that are outstanding on the termination date shall immediately become fully vested and, as applicable, exercisable, without any action by the Board or Compensation Committee; provided, that to the extent an award is intended to qualify as performance-based compensation for purposes of Internal Revenue Code

Section 162(m), such award shall not vest as a result of the termination of the Employee’s employment and shall, instead, remain outstanding after such termination and shall be subject to the terms and conditions of the applicable award agreement and plan document (other than continued employment).

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e)                                  CODE SECTION 280G.  If the Employee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Company (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Employee (including groups or classes of employees or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash or equity, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), any right to exercise, vesting, payment or benefit to the Employee under this Agreement, any Other Agreement and/or any Benefit Arrangement shall be reduced or eliminated:

(i)                                     to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment or benefit to the Employee under this Agreement to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(ii)                                  if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Employee from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that would be received by the Employee if reduced or eliminated so that no such payment or benefit would be considered a Parachute Payment; such determination to be made by an accounting firm selected and paid for by the Company.

The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of performance awards, then by reducing or eliminating any accelerated vesting of options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or stock units, then by reducing or eliminating any other remaining Parachute Payments.  If there is any question as to the ordering of any reduction pursuant to this paragraph, the accounting firm selected by the Company shall determine the order in which amounts shall be reduced.

(f)                                   OTHER OBLIGATIONS.  Upon any termination of the Employee’s employment with the Company, unless otherwise specified in a written agreement between the Company and the Employee, the Employee shall be deemed to have  resigned from the Board and any other position as an officer, director or fiduciary of the Company and its affiliates, and shall take any and all actions reasonably requested by the Company to effectuate the foregoing.

(g)                                  EXCLUSIVE REMEDY.  The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 7, 8 and 9 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

9.                                      CHANGE IN CONTROL. If a Change in Control occurs on or before the date of a termination of the Employee’s employment, subject to the Employee’s continued compliance with the obligations in Sections 10 and 11 hereof, the Company shall pay and provide the compensation and benefits described in Sections 8(d)(ii) and (iv) upon the closing of the Change in Control, and the Employee shall have no further right to receive any amounts pursuant to Section 8(d)(ii) or (iv).  For avoidance of doubt, the Employee shall retain the right to receive the amounts set forth in Section 8(d)(i) and (iii) in the event of a termination described in Section 8(d) that occurs during the Employment Term on or after the date of the Change in Control.

For purposes of Section 8(d)(ii)(B), in the event that the Employee’s termination (or with respect to Section 9, a Change in Control) occurs prior to the end of the completion of three (3) Company fiscal years during the Employment Term, then the amount in Section 8(d)(ii)(B) shall be determined by using the Employee’s Annual Bonus opportunity for any such fiscal year not yet completed (as determined in good faith by the Compensation Committee), together with Annual Bonus actually earned by the Executive for the fiscal year completed during the Employment Term (if any), annualized for any such partial fiscal year.

For purposes of Section 8(d)(ii)(C), in the event that the Employee’s termination (or with respect to Section 9, a Change in Control) occurs prior to the Executive receiving three (3) Annual Grants, then the amount in Section 8(d)(ii)(C) shall be determined based on the Equity Award Value of Annual Grants (if any) made to the Employee during the Employment Term prior to the Employee’s termination (or with respect to Section 9, the Change in Control).

For purposes of this Agreement:

“Annual Grant” means the grant of equity-based awards that constitute a component of a given year’s annual compensation package and shall not include any isolated, one-off or non-recurring grant outside of the Employee’s annual compensation package, such as (but not limited to) an initial hiring award, a retention award, an outperformance award or other similar award, in any event, as determined in the sole discretion of the Board or the Compensation Committee.

“Change in Control” means:

(i)                                     any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than

Farmland, any trustee or other fiduciary holding securities under any employee benefit plan of Farmland or any corporation owned, directly or indirectly, by the stockholders of Farmland in substantially the same proportion as their ownership of stock of Farmland), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Farmland representing 50% or more of the combined voting power of Farmland’s then outstanding voting securities;

(ii)                                  a change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who were members of the Board on the Effective Date or who were nominated or elected as directors subsequent to the Effective Date by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election; provided, however, that no director whose election to the Board was the result of an actual or threatened election contest shall be an Incumbent Director for purposes of this Agreement;

(iii)                               the consummation of a merger or consolidation of Farmland with any other entity or approve the issuance of voting securities in connection with a merger or consolidation of Farmland (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of Farmland outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of Farmland or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Farmland (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of Farmland representing 50% or more of either of the then outstanding shares of common stock or the combined voting power of Farmland’s then outstanding voting securities; or

(iv)                              the consummation of the sale or disposition by Farmland of all or substantially all of its assets (or any transaction or series of transactions within a period of twenty-four (24) months ending on the date of the last sale or disposition having a similar effect) (a) to any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other any trustee or other fiduciary holding securities under any employee benefit plan of Farmland or any corporation owned, directly or indirectly, by the stockholders of Farmland in substantially the same proportion as their ownership of stock of Farmland) or (b) pursuant to a formal or informal plan of liquidation or dissolution  (or similar arrangement) that was approved by the Board or the Company’s stockholders. For purposes of this paragraph, “all or substantially all” of Farmland’s assets shall mean 80% or more of Farmland’s assets measured by the value of Farmland’s assets on the date of its balance sheet most recently filed with the Securities and Exchange Commission at the time of action by the Board or the Company’s stockholders, as applicable.

“Equity Award Value” means (x) with respect to options and stock appreciation rights, the grant date fair value, as computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (or any successor accounting standard), and (y) with respect to equity-based awards other than options and stock appreciation rights, the product of (1) the number of shares or units subject to such award, times (2) the “fair market value” of a share of Farmland’s common stock on the date of grant as determined under the plan under which such award was granted.

“Total Compensation” means the sum of the Employee’s Base Salary, Annual Bonus earned during the calendar year, and the Equity Award Value of the equity awards granted to the Employee during the calendar year.

10.                               RELEASE.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination (or with respect to Section 9, not later than seven (7) days before the Change in Control).

11.                               RESTRICTIVE COVENANTS.

(a)                                 CONFIDENTIALITY.  During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information.  For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors.  The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor).  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)                                 NONCOMPETITION.  The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, (v) the Employee has received and will receive specialized training from the Company and its affiliates, and (vi) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment.  Accordingly, during the Employee’s employment and (A) if the Employee’s employment and the Employment Term are terminated by the Company for Cause, by the Employee without Good Reason or as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, for a period of one (1) year thereafter, or (B) if the Employee’s employment and the Employment Term are terminated by the Company other than for Cause, by the Employee for Good Reason or as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof and Employee was willing and able to remain employed, for a period of six (6) months thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to (i) any person, firm, corporation or other entity, in whatever form, with a class of securities listed on a national securities exchange, engaged in the business of owning and leasing agricultural real estate or in any other material business in which the Company or any of its affiliates is engaged on the termination date or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business or (ii) any person, firm, corporation or other entity, in whatever form, with assets under management or committed capital in excess of $100,000,000, engaged in the business of owning and leasing agricultural real estate or in any other material business in which the Company or any of its affiliates is engaged on the termination date or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from (i) being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Employee has no active participation in the business of such corporation or (ii) owning, managing, operating, controlling, or being employed by any firm, corporation or other entity in the same capacity in which the Employee was engaged immediately prior to the Termination of the Employee’s employment hereunder, as long as (a) the Board has been apprised of the identity of, and the Employee’s role with, such firm, corporation or other entity and (b) the Board has previously approved the Employee’s role with such firm, corporation or other entity, in the case of both (a) and (b), prior to the Employee’s termination of employment.  In addition, the provisions of this Section 11(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its affiliates so long as the Employee and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its affiliates.

(c)                                  NONSOLICITATION; NONINTERFERENCE.  (i)  During the Employee’s employment with the Company and (A) if the Employee’s employment and the Employment Term are terminated by the Company for Cause, by the Employee without Good Reason or as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, for a period of one (1) year thereafter, or (B) if the Employee’s employment and the Employment Term are terminated by the Company other than for Cause, by the Employee for Good Reason or as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof and Employee was willing and able to remain employed, for a period of six (6) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its affiliates to purchase goods or services then sold by the Company or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)                                  During the Employee’s employment with the Company and (A) if the Employee’s employment and the Employment Term are terminated by the Company for Cause, by the Employee without Good Reason or as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, for a period of one (1) year thereafter, or (B) if the Employee’s employment and the Employment Term are terminated by the Company other than for Cause, by the Employee for Good Reason or as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof and Employee was willing and able to remain employed, for a period of six (6) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its  affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers, licensors or tenants.  An employee, representative or agent shall be deemed covered by this Section 11(c)(ii) while so employed or retained and for a period of six (6) months thereafter.

(iii)                               Notwithstanding the foregoing, the provisions of this Section 11(c) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Employee serving as a reference, upon request, for any employee of the Company or any of its affiliates so long as such reference is not for an entity that is employing or retaining the Employee, or (C) actions taken by any person or entity with which the Employee is associated if the Employee is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(d)                                 NONDISPARAGMENT.  The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company.  The Company hereby covenants and agrees that it shall direct its directors and executive officers not to, directly or indirectly, make or solicit or encourage others to make or solicit any negative comments or otherwise disparaging remarks concerning the Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)                                  RETURN OF COMPANY PROPERTY.  On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  The Employee may retain the Employee’s cell phone number as well as any rolodex and similar address books provided that such items only include contact information.

(f)                                   REASONABLENESS OF COVENANTS.  In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11 hereof.  The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints.  The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11.  It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 11.

(g)                                  REFORMATION.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)                                 TOLLING.  In the event of any violation of the provisions of this Section 11, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i)                                     SURVIVAL OF PROVISIONS.  The obligations contained in Section 11 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

(j)                                    COOPERATION.   Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company.

12.                               EQUITABLE RELIEF AND OTHER REMEDIES.  The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.  In the event of a violation by the Employee of Section 11 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease. If the Company adopts a “clawback” or recoupment policy, payments under this Agreement will be subject to repayment to the Company to the extent so provided under the terms of such policy.

13.                               NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14.                               NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

4600 S. Syracuse Street, Suite 1450

Denver, CO 80237

Attention:  Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.                               SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16.                               SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

17.                               COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.                               INDEMNIFICATION.  The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company.  This obligation shall survive the termination of the Employee’s employment with the Company.

19.                               LIABILITY INSURANCE.  The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

20.                               GOVERNING LAW.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to its choice of law provisions).  The parties acknowledge and agree that in connection with any dispute hereunder, Company shall pay all costs and expenses, including, without limitation, its own and Employee’s legal fees and expenses.  Notwithstanding the above, if Company is the prevailing party in a dispute, it shall have the right to collect from Employee reasonable costs and necessary disbursements and attorneys’ fees incurred on behalf of Employee in the dispute.

21.                               MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, including, without limitation, the Original Agreement, which shall be of no further force or effect as of the Effective Date.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The payment or provision to the Employee by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement and any indemnification obligations, shall be allocated between the Company and the Operating Partnership by the Compensation Committee based on any reasonable method.

22.                               REPRESENTATIONS.  The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith.

23.                               TAX MATTERS.

(a)                                 WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)                                 SECTION 409A COMPLIANCE.

(i)                                     The intent of the parties is that payments and benefits under this Agreement comply with (or qualify for an exemption from) Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the

Company of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company (or its officers, directors, employees, agents, advisors or representatives) be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the termination date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)                               To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)                              For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)                                 Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(vi)                              To the extent any compensation or benefit pursuant to Section 9 of this Agreement constitutes “nonqualified deferred compensation” for purposes of Code Section

409A, if required to comply with Code Section 409A, a Change in Control shall not be deemed to have occurred unless the transaction or event constituting the Change in Control also constitutes a “change in control event,” as that term is used in Treas. Reg. Section 1.409A-3(i)(5)(i).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FARMLAND PARTNERS INC.

By:	/s/ Paul A. Pittman

Name:	Paul A. Pittman

Title:	Executive Chairman, President and Chief Executive Officer

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP

By:	Farmland Partners OP GP, LLC, its general partner

By: Farmland Partners Inc., its sole member

By:	/s/ Paul A. Pittman

Name:	Paul A. Pittman

Title:	Executive Chairman, President and Chief Executive Officer

EMPLOYEE

/s/ Erica Borenstein
Erica Borenstein

EXHIBIT A

GENERAL RELEASE

I,                      , in consideration of and subject to the performance by Farmland Partners Inc., a Maryland corporation (“Farmland”), and Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Farmland and its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of February 6, 2019 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, attorneys, advisors, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.                                      I understand that any payments or benefits paid or granted to me under Section 8 and Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 and Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.                                      Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                                      I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matters covered by paragraph 2 above.

4.                                      I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.                                      I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claims, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.                                      In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.                                      I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.                                      I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.                                      I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.                               Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity. Moreover, notwithstanding any other provision of this Agreement:  (A) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  (B) If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to the my attorney and use the trade secret information in the court proceeding if: (1) I file any document containing the trade secret under seal; and (2) I do not disclose the trade secret, except pursuant to court order.

11.                               I hereby acknowledge that Sections 8 through 14, 18 through 21 and 23 of the Agreement shall survive my execution of this General Release.

12.                               I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.                               Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.                               Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.                                      I HAVE READ IT CAREFULLY;

2.                                      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.                                      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.                                      I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.                                      I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.                                      I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.                                      I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.                                      I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED: